UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2012 (November 30, 2012)

CAPITOL BANCORP LTD.
(Exact Name of Registrant as Specified in its Charter)
____________________________

Michigan (State or other jurisdiction of incorporation)	001-31708 (Commission File No.)	38-2761672 (IRS Employer Identification No.)

Capitol Bancorp Center
200 Washington Square North, Lansing, Michigan 48933
(Address of Principal Executive Offices)  (Zip Code)

(517) 487-6555
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement

On November 30, 2012, the securities purchase agreement (the "Securities Purchase Agreement") entered into by Capitol Bancorp Ltd. (the "Corporation") and VS CB Stock Acquisition, LLC ("VS CB") and the asset purchase agreement (the "Asset Purchase Agreement") with VS CB Asset Acquisition, LLC ("VS AA" and collectively with VS CB, the "Purchaser") were terminated by the Purchaser pursuant to a provision in each Agreement that allowed the Purchaser to terminate at any time prior to expiration of the due diligence period, which ended November 30, 2012.  Due to regulatory complications with the Corporation's legal inability to advance due diligence expenses and attorney fees to the Purchaser, the Purchaser did not undertake the diligence review.

The terms of the Securities Purchase Agreement provided for VS CB to purchase 1,750,000 shares of the Corporation's Class B common stock for $35 million and 15,000 shares of the Corporation's Series A preferred stock for $15 million, in each case contingent on the Corporation's emergence from bankruptcy and subject to the terms and conditions contained in the Securities Purchase Agreement.
Under the terms of the Asset Purchase Agreement, which was also contingent on emergence from bankruptcy and subject to the terms and conditions contained in the Asset Purchase Agreement, the Corporation had agreed to sell to VS AA certain nonperforming commercial and residential mortgage loans with an aggregate unpaid principal balance of approximately $207 million.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2012	CAPITOL BANCORP LTD. (Registrant) By: /s/ Cristin K. Reid Name: Cristin K. Reid Title: Corporate President